EXHIBIT 99.1

ENTERPRISE ENTERS INTO NEW REVOLVING CREDIT FACILITIES TO EXTEND MATURITIES

Houston, Texas (September 13, 2017) -- Enterprise Products Partners L.P. (NYSE: EPD) announced today that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has entered into new revolving credit facilities to extend the respective maturity dates of its existing credit facilities.
The new facilities consist of a $4.0 billion multi-year revolving credit agreement that matures on September 13, 2022 and a $1.5 billion 364-day revolving credit agreement that matures on September 12, 2018. The new facilities replace EPO’s existing revolving credit facilities, and EPO’s aggregate borrowing capacity remains unchanged.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of  pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.
    This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
                 Rick Rainey, Media Relations (713) 381-3635